EXHIBIT 99.1

                    Press Release Dated February 19, 2002


                  RYMER FOODS ANNOUNCES SALE OF INVENTORY TO
               COLORADO BOXED BEEF CO. AND KARN HOLDINGS, LLC,
                          RESIGNATION OF PAUL CONTI


      CHICAGO, IL, February 19, 2002. Rymer Foods, Inc. (OTCBB: RFDS) announced today that it has agreed to sell a portion of its inventory and equipment to Colorado Boxed Beef/Chicago, LLC for estimated proceeds of approximately $450,000. Rymer Foods also announced that it has ceased production at its plant in Chicago.

      Rymer Foods announced, in addition, that Paul Conti has resigned as its Chairman of the Board, President and Chief Executive Officer and as a member of the company's board of directors. The company's board of directors has appointed Thomas Unterfranz to replace Mr. Conti. The board of directors also expressed its appreciation for Mr. Conti's dedication in running Rymer Foods over the past several years. Mr. Conti has agreed to relinquish a liability owed to him by Rymer Foods in the approximate amount of $220,000, and the company has consented to Mr. Conti's entering into an agreement with Colorado Boxed Beef or Karn Holdings under which he may act as a broker or sales representative for these companies' products.

      Rymer Foods anticipates that the sale of the inventory and equipment to Colorado Boxed Beef and Karn Holdings will result in an orderly winding down of the company's operations. Rymer Foods intends to use the proceeds from the sale of inventory and equipment to make payments to its secured and unsecured creditors. The company believes that these sales will maximize the funds available for creditors. However, there is no assurance that the company will receive payments in connection with sales of its assets which will approximate the book value of the assets. Accordingly, the amount creditors may expect to receive in connection with the winding down is uncertain.

      Rymer Foods, Inc. is the holding company for its direct, wholly-owned subsidiary, Rymer Meat Inc. Through this subsidiary, Rymer Foods is engaged in the development and production of frozen, pre-seasoned, portion-controlled meat entrees for restaurants, food distributors, food processors and retail customers.

      Colorado Boxed Beef/Chicago, LLC and Karn Holdings, LLC are Florida and Ohio limited liability companies, respectively, are not affiliated with either Rymer Foods, Inc. or its wholly-owned subsidiary, Rymer Meat Inc.

      Certain statements in this news release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management's judgment, beliefs, current trends and market conditions. Forward-looking statements made or to be made by or on behalf of the company may be identified by the use of words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and similar expressions. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in the forward-looking statements. Rymer Foods undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.


 Thomas Unterfranz, Chairman of the Board/Chief Executive Officer
 Rymer Foods, Inc.
 (773) 927-9700